UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 16, 2008

Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50767	04-3523569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Westview Street, Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (781) 402-5700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⊠ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2008, based on the recommendation of the compensation committee, the board of directors of Critical Therapeutics, Inc. (the “Company”) established a new bonus program for the Company’s executive officers providing for the Company to pay cash bonuses to its executive officers who remain employed with the Company and satisfactorily perform their job duties, as determined by the Company, upon the consummation of the proposed merger with Cornerstone BioPharma Holdings, Inc. (“Cornerstone”) or any other “change in control” of the Company, as defined in the Company’s 2004 Stock Incentive Plan, as amended, other than Trevor Phillips, Ph.D., the Company’s President and Chief Executive Officer, who is separately entitled to receive a lump sum payment pursuant to the terms of his existing employment agreement upon a “change in control.” This cash bonus also would be payable if the Company terminates an executive officer’s employment without “cause,” as defined in his employment agreement, within 28 days before the occurrence of a change in control, provided the executive officer executes and delivers to the Company a severance agreement and release drafted by and satisfactory to the Company.  These cash bonuses are in addition to compensation and benefits otherwise payable to these executive officers under their existing employment agreements.  Under this new bonus program, the executive officers listed below are entitled to the following bonus amounts:

Name	Cash Bonus Amount
Thomas P. Kelly	$45,000
Scott B. Townsend, Esq.	50,000
Jeffrey E. Young	35,000

Item 8.01     Other Events.

On July 22, 2008, the Company announced that it had filed a Registration Statement on Form S-4 with the Securities and Exchange Commission containing the preliminary proxy statement/prospectus in connection with the proposed merger with Cornerstone.  The press release announcing the filing of the Registration Statement is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 22, 2008	CRITICAL THERAPEUTICS, INC.

		By:	/s/ Thomas P. Kelly
Thomas P. Kelly
Chief Financial Officer and Senior Vice President of Finance and Corporate Development

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated July 22, 2008.